HUCKLEBERRY REAL ESTATE FUND II LLC

LIMITED LIABILITY COMPANY AGREEMENT

dated as of

January 24, 2017

THE MEMBERSHIP INSTERESTS (THE "INTERESTS") REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT (THE "AGREEMENT") HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT. THEREFORE, PURCHASERS OF INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of Huckleberry Real Estate Fund II LLC, a Delaware limited liability company (the "**Company**"), is entered into as of January 24, 2017 by and among the Company, Huckleberry Capital Management, LLC, a New Jersey limited liability

company (the "**Managing Member**"), and those additional persons or entities listed from time to time on Schedule A and Schedule B to this Agreement that have been or shall be admitted as members in accordance with the terms of this Agreement ("**Members**").

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 23, 2017 (the "**Certificate of Formation**") for the purposes set forth in **Section 2.05** of this Agreement; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 **Definitions.** Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this **Section 1.01**:

"Advisers Act" means the Investment Advisers Act of 1940, as amended from time to time

"**Adjusted Capital Account Deficit**" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

"**Affiliate**" means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"**Agreement**" means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

"**AML Laws**" has the meaning set forth in ***Section 9.02(a)***.

"Anchor Investment" means the Anchor Investor's total Capital Contribution, which shall equal to or greater than $750,000.00.

"Anchor Investor" means Willow Oak Asset Management LLC.

"**Applicable Law**" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

"**Assumed Tax Rate**" means the highest effective marginal combined federal, state and local income tax rate for a Fiscal Year prescribed for an individual residing in New York, New York, taking into account (a) the deductibility of state and local income taxes for United States federal income tax purposes and (b) the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income.

"**Available Assets**" means, for any period, the excess of (a) Distributable Cash and other property to be distributed pursuant to ***Section 8.01*** and Temporary Investments over (b) the sum of (i) Investment Expenses, (ii) amounts paid or payable in respect of any loan or other Indebtedness of the Company and (iii) the amount of reserves established by the Managing Member as contemplated by ***Section 2.06(n)***.

"**Bankruptcy**" means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member's assets.

"**BBA**" has the meaning set forth in **Section 10.02**.

"**BBA Procedures**" has the meaning set forth in **Section 10.02**.

"**Benefit Plan Investor**" means a Member that is any of the following:

(a) an "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA;

(b) a "plan" within the meaning of, and subject to, Section 4975 of the Code; or

any person or entity whose assets are deemed to include the assets of any such "employee benefit plan" or "plan" under the Plan Asset Rules or otherwise for purposes of Section 406 of ERISA or Section 4975 of the Code.

"**Book Depreciation**" means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization, or other cost recovery deductions determined for

federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; *provided*, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managing Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

"**Book Value**" means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(c) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(d) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(e) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Managing Member, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a *de minimis* Capital Contribution;

(ii) the distribution by the Company to a Member of more than a *de minimis* amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(f) *provided*, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Managing Member reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(g) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); *provided*, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(h) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall

thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

"**Business Day**" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

"**Capital**" means in cash and cash equivalents, property, services rendered or a promissory note or other obligation to contribute cash and cash equivalents or property or to perform services.

"Capital Account" has the meaning set forth in Section 6.02.

"**Capital Contribution**" means, with respect to any Member at any time, unless otherwise provided in this Agreement, the aggregate amount of capital actually contributed by such Member to the Company pursuant to the terms of this Agreement.

"**Certificate of Formation**" has the meaning set forth in the Recitals.

"**Closing**" means the Initial Closing or any Subsequent Closing, as the case may be.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Company**" has the meaning set forth in the Preamble.

"**Company Interest Rate**" has the meaning set forth in **Section 8.03(c)**.

"**Company Minimum Gain**" means "partnership minimum gain" as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term "Company" for the term "partnership" as the context requires.

"**Confidential Information**" has the meaning set forth in **Section 12.03(a)**.

"**Covered Person**" means the Managing Member and any Affiliates, owners, members, officers, directors, managers, employees, shareholders, partners, agents and consultants of the Managing Member.

"**Delaware Act**" means the Delaware Limited Liability Companies Act, 6 Del. C. § 18-101, *et seq*, and any successor statute, as it may be amended from time to time.

"**Disposition**" means, with respect to any Portfolio Investment, (a) the sale, exchange or other disposition by the Company of all or any portion of that Portfolio Investment for cash or in exchange for Marketable Securities that are distributed to the Members pursuant to ***Article VIII*** (including receipt by the Company of a liquidating dividend, distribution upon a sale of all or substantially all of the assets of a Portfolio Company or other like distribution for cash or for Marketable Securities of a Portfolio Investment or any portion thereof which can be distributed to the Members pursuant to ***Article VIII***), (b) the distribution in kind of all or any portion of that Portfolio Investment as permitted hereby or (c) a Write-off of such Portfolio Investment.

"**Distributable Cash**" means all cash received by the Company relating to the Portfolio Investments or Temporary Investments other than Capital Contributions, including, without limitation, income, dividends, distributions, interest and proceeds from the Disposition of a

Portfolio Investment and any other miscellaneous receipts or revenues of the Company related directly to Portfolio Investments held by the Company, to the extent that such cash constitutes Available Assets.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"**ERISA Member**" means any Member that is a Benefit Plan Investor and any other Member to the extent that the Managing Member has agreed to treat such Member as an ERISA Member.

"**Expert**" has the meaning set forth in ***Section 3.06(b)***.

"**Electronic Transmission**" means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

"**Fair Market Value**" of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined in good faith by the Managing Member.

"**Fair Value**" means the fair value of any Interest or Portfolio Investment, as determined in good faith by the Managing Member or, in the case of ***Section 3.06***, as determined by an Expert, using generally accepted valuation methods. All valuations shall be made taking into account all relevant factors that might reasonably affect the sales price of the Interest or Portfolio Investment in question. For all purposes of this Agreement, all valuations made in accordance with the foregoing shall be final and conclusive on the Fund, the Members, the Managing Member, and their successors and assigns, absent manifest error.

"**Fiscal Year**" means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

"**Fund**" means the Company.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

"Incentive Allocation" has the meaning set forth in Section 8.02(c).

"**Indebtedness**" means, with respect to any Person, (a) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, goods or services, (ii) all other obligations, contingent or otherwise, of such Person for the repayment of borrowed money in the form of surety bonds, letters of credit and bankers' acceptances whether or not matured,

and (iii) all net payment obligations under hedges and other derivative contracts and similar financial instruments, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations of such Person and (d) all indebtedness referred to in clause (a), (b) or (c) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and thus such indebtedness is not an obligation of such Person).

"**Interest**" means the membership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement or under the Delaware Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Delaware Act.

"**Investment Company Act**" means the Investment Company Act of 1940, as amended.

"**Investment Expenses**" means the sum of (a) the Investment Management Fee, (b) Organizational Expenses and (c) Operating Expenses.

"**Investment Management Agreement**" means the contract, as amended from time to time, between the Company and the Managing Member governing the services to be performed by the Managing Member for the benefit of the Company.

"**Liquidator**" has the meaning set forth in **Section 11.03(a)**.

"**Manager-managed**" means a limited liability company that has designated a manager under § 18-101(10) of the Delaware Act.

"**Managing Member**" has the meaning set forth in the preamble.

"**Management Fee**" has the meaning set forth in Section 3.04.

"**Marketable Securities**" means Securities that (a) are tradable on an established national U.S. or non-U.S. stock exchange or reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system and (b) are not subject to restrictions on transfer under the Securities Act or contractual restrictions on transfer.

"**Member**" means (a) the Managing Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the "members" (as that term is defined in the Delaware Act) of the Company.

"**Member Nonrecourse Debt**" means "partner nonrecourse debt" as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.

"**Member Nonrecourse Debt Minimum Gain**" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

"**Member Nonrecourse Deduction**" means "partner nonrecourse deduction" as defined in Treasury Regulations Section 1.704-2(i), substituting the term "Member" for the term "partner" as the context requires.

"**Membership Interest**" means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; and (c) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed in Units shall be the same proportion that such Member's total Capital Contribution bears to the total Capital Contributions of all Members.

"Members Schedules" has the meaning set forth in Section 4.01.

"**NASDAQ**" means The Nasdaq Stock Market LLC.

"**Net Income**" and "**Net Loss**" mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts

shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

"**Nonrecourse Deductions**" has the meaning set forth in Treasury Regulations Section 1.704-2(b).

"**Nonrecourse Liability**" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

"**Officers**" has the meaning set forth in **Section 3.07**.

"**Operating Expenses**" means, except as otherwise specifically provided in this Agreement, the Company's *pro rata* share (based on the ratio of aggregate Capital Commitments to Aggregate Commitments) of all third-party costs and expenses of maintaining the operations of the Fund and appraising and valuing, acquiring, maintaining, financing, hedging and disposing of Portfolio Investments), including broken deal expenses (to the extent not paid for or reimbursed by Portfolio Investments), including, without limitation, taxes, fees and other governmental charges levied against the Fund; insurance; administrative and research fees; expenses of custodians, outside advisors, counsel (including Company Counsel), accountants, auditors, administrators and other consultants and professionals; technological expenses; interest on and fees, costs and expenses arising out of all financings entered into by the Fund (including, without limitation, those of lenders, investment banks, and other financing sources); travel expenses; brokerage commissions; custodial expenses; litigation expenses (including the amount of any judgments or settlements paid in connection therewith); winding up and liquidation expenses; expenses incurred in connection with any tax audit, investigation, settlement or review; and the costs of any services provided by the Managing Member or its Affiliates in accordance with ***Section 2.06***; expenses incurred in the preparation and distribution of reports, financial statements, tax returns and K-1s to the Members; indemnification and other unreimbursed expenses; and any extraordinary expenses to the extent not reimbursed or paid by insurance, but specifically excluding the Investment Management Fee and Organizational Expenses.

"**Organizational Expenses**" means the Company's *pro rata* share (based on the ratio of aggregate Capital Commitments to Aggregate Commitments) of all out-of-pocket expenses incurred in connection with the organization and formation of the Managing Member, the Company and other related entities organized by the Managing Member or its Affiliates and the offering of the interests therein, including, without limitation, legal and accounting fees and expenses; printing costs; filing fees; and the transportation, meal and lodging expenses of the personnel of the Management Member, but specifically excluding all Placement Fees.

"**Percentage Interest**" means, as to any Member, a fraction, expressed as a percentage, equal to the amount of the Capital Commitment of such Member divided by the total Capital Commitments, as may be adjusted from time to time in accordance with the provisions of this Agreement.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Placement Agent**" means any placement agent, financial advisor or finder retained by the Managing Member in connection with the offering and sale of the Interests.

"**Placement Fees**" has the meaning set forth in ***Section 2.08(b)***.

"**Plan Asset Rules**" mean Department of Labor regulation 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as modified or amended from time to time.

"Platinum" means Platinum Developers

"**Portfolio Company**" means a Person whose equity or debt interest(s) have been acquired, directly or indirectly, in whole or in part, by the Company, other than through a Temporary Investment. A Portfolio Company may also include a Person formed by the Company that acquires the assets of a third party for investment purposes, other than through a Temporary Investment.

"**Portfolio Investments**" mean investments in equity or debt of the Portfolio Company made (directly or indirectly) by the Partnership. Multiple assets acquired in a single transaction or series of related transactions, to the extent such assets are intended to be aggregated and managed collectively or by a single Portfolio Company, shall be treated as a single Portfolio Investment.

"**Prime Rate**" means, on any day, the annual rate of interest for such day published by *The Wall Street Journal* as the "U.S. Prime Rate" and, if not published by *The Wall Street Journal*, then the rate of interest publicly announced from time to time by any money center bank as its prime rate in effect at its principal office, as notified in writing by the Managing Member to the Members.

"**Private Placement Memorandum**" means the Confidential Private Placement Memorandum of the Fund, dated January 24, 2017, as amended and/or supplemented from time to time.

"Prohibited Investor" means (1) an individual or entity whose name appears on lists of prohibited persons and entities as may be mandated by applicable law or regulation, including the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC") as such lists may be amended from time to time; (2) an individual or entity who is from a country or territory prohibited by the OFAC sanctions programs; or (3) an individual or entity who is a resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of Treasury under Section 311 of the USA Patriot Act as warranting special measures due to money laundering concerns.

"The Project" means the four real estate projects within a certain property in Lakewood Township, New Jersey know as the "Oak Street properties."

"**Regulatory Allocations**" has the meaning set forth in **Section 7.02(e)**.

"**Realized Investment**" means a Portfolio Investment or portion thereof that has been the subject of a Disposition.

"**Regulations**" mean the final or temporary regulations of the United States Department of Treasury promulgated under the Code, and any successor regulations.

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Securities Act**" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"**Service**" means the U.S. Internal Revenue Service, a branch of the U.S. Treasury Department.

"**Similar Law**" means any federal, state, local or foreign law or regulation that would cause the underlying assets of the Company to be treated similar to "plan assets" under the Plan Asset Rules and impose on the Managing Member (or other Persons responsible for the operation and management of the Company and investment of the Company's assets) responsibilities similar to those of a "fiduciary" within the meaning of ERISA, and/or subject the Company to restrictions on investment activities and other dealings similar to the prohibited transaction rules under Title I of ERISA or Section 4975 of the Code.

"**Subscription Agreement**" means the agreement executed and delivered by a Member pursuant to which it makes a Capital Commitment to the Company and agrees to be bound by the terms of this Agreement, a form of which is attached hereto as Exhibit A.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"**Tax Matters Member**" has the meaning set forth in **Section 10.02**.

"**Taxing Authority**" has the meaning set forth in **Section 8.03(b)**.

"**Temporary Investments**" has the meaning set forth in ***Section 2.06(l)***.

"**Transfer**" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. "**Transfer**" when used as a noun shall have a correlative meaning. "**Transferor**" and "**Transferee**" mean a Person who makes or receives a Transfer, respectively.

"**Treasury Regulations**" means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

"Unit" means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Preferred Units, the Common Units and the Incentive Units; *provided*, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

"**Unit Equivalents**" means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

"**Withholding Advances**" has the meaning set forth in **Section 8.03(b)**.

"**Write-off**" means a Portfolio Investment that the Managing Member has ceased to actively manage on behalf of the Company following a determination by the Managing Member, in its sole discretion, that the Portfolio Investment has a de minimis or no value.

Section 1.02 **Interpretation.** For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
ORGANIZATION

Section 2.01 **Formation.**

(a) The Company was formed as manager-managed limited liability company on January 23, 2017, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

(b) This Agreement shall constitute the "operating agreement" (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 **Name.** The name of the Company is "Huckleberry Real Estate Fund II LLC" or such other name or names as may be designated by the Managing Member; *provided*, that the name shall always contain the words "Limited Liability Company" or the abbreviation "L.L.C." or the designation "LLC."

Section 2.03 **Principal Office.** The principal office of the Company is located at 19500 Pruneridge Ave #5310, Cupertino, CA 95014, or such other place as may from time to time be determined by the Managing Member.

Section 2.04 **Registered Office; Registered Agent.**

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 **Purpose; Powers.**

(a) The Company is a single-purpose Fund formed to invest in the Oak Street properties real estate project (**"the Project"**). The Fund is investing in four projects within the Oak Street properties, comprising: (i) a 50% interest in a project to construct four duplexes (eight units) (the Oak Street Dynamics" project); (ii) a 100% interest in a project to construct four duplexes (eight units) (the "525 Chestnut" project; (iii) a 50% interest in a project to construct one duplex (2 units) ("Block 1042 Lots 4 and 5"); and (iv) a 100% interest in a project to construct one duplex (two units) ("Block 1042 Lot 1.05). The Fund will partner with with Platinum Developers (**"Platinum"**), which will serve as the developer on all four projects.

(b) The Company, in furtherance of purpose described in Section 2.05(a), shall invest, hold, manage, sell, exchange or otherwise deal in the Company's capital, to engage in any other acts or activities the Managing Member deems necessary, advisable, related or incidental thereto, and to engage in any other acts or activities permitted by law.

(c) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 **Authorized Activities.** In carrying out the purposes of this Agreement, the Company and the Managing Member, acting on behalf of the Company, shall have all powers necessary, suitable or convenient thereto, including, without limitation, the power and authority to do or cause to be done, or not to do, any and all acts deemed by the Managing Member in good faith to be necessary or appropriate in furtherance of the purposes of the Company including, without limitation, the power and authority to:

(a) acquire, invest in, hold pledge, manage, sell, transfer, operate or otherwise deal in or with the Company's capital;

(b) open, maintain and close bank, brokerage and money market accounts and draw checks and other orders for the payment of moneys;

(c) borrow money or otherwise incur indebtedness for any Company purpose, enter into credit facilities, issue evidence of indebtedness and guarantees and secure any such evidence of indebtedness and guarantees by pledges or other liens on assets of the Company;

(d) hire consultants, advisors, custodians, attorneys, accountants, placement agents, relators, appraisers, and such other agents, employees, contractors, and sub-

contractors of the Company, and authorize each such person to act for and on behalf of the Company;

(e) enter into, perform, and carry out contracts and agreements of any kind necessary, advisable or incidental to the accomplishment of the purposes of the Company;

(f) bring, sue, prosecute, defend, settle or compromise actions and proceedings at law or in equity or before any governmental agency;

(g) have and maintain one or more offices and in connection therewith to rent or acquire office space and engage personnel;

(h) execute, deliver and perform all agreements in connection with the purchase or sale of Company assets

(i) execute, deliver and perform all agreements in connection with the sale of Member interests, including but not limited to the Subscription Agreements and any side letters with one or more Members;

(j) form one or more subsidiary corporations, partnerships, or other entities;

(k) incur all expenditures and pay the fees described in Sections 3.08 and 9.02;

(l) (i) make Investments in (A) marketable direct obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof, maturing within one year from the date of acquisition; (B) money market instruments, commercial paper or other short-term debt obligations rated Aa or P-1 (or the equivalent thereof) or better by Moody's Investors Service Inc. or A-1 (or its equivalent) or better by Standard & Poor's Corporation; (C) certificates of deposit maturing within one year from the date of acquisition, money market accounts, savings accounts, checking accounts or any combination thereof in banks, in each case, which have total assets of $100,000,000 or more; and (D) any other investments that the Managing Member reasonably determines are appropriate for short term investments (collectively "**Temporary Investments**") and (ii) in connection with its Portfolio Investments, enter into derivative contracts and other financial instruments for the purpose of hedging such Portfolio Investments;

(m) take all actions it deems necessary or appropriate so that the assets of the Company do not constitute "plan assets" for purposes of ERISA and the Plan Asset Rules;

(n) maintain cash reserves for anticipated Investment Expenses, liabilities and obligations of the Company, whether actual or contingent, in such amounts as the Managing Member in its reasonable discretion deems necessary or advisable; and

(o) carry on any other activities necessary to, in connection with, or incidental to, any of the foregoing or the Company's investment and other activities.

Section 2.07 **Term.** The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall

continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.08 **Operating and Organizational Expenses.**

(a) Except as otherwise provided, and subject to any limits in this Agreement, the Company will pay all Operating Expenses, and will reimburse the Managing Member or any of its Affiliates, as applicable, for its payment of Operating Expenses.

(b) Except as otherwise provided in this Agreement, the Company will pay all amounts payable to a Placement Agent by or on behalf of the Fund in connection with the offering and sale of interests in the Fund and any related expenses (the "**Placement Fees**") and Organizational Expenses, and will reimburse the Managing Member or any of its Affiliates, as applicable, for its payment of Placement Fees and Organizational Expenses on the Fund's behalf.

ARTICLE III
MANAGING MEMBER

Section 3.01 **Management and Authority.**

(a) Subject to the provisions of this Agreement, the Managing Member shall have the absolute, exclusive and complete right, power, authority, obligation and responsibility vested in or assumed by a managing member of a limited liability company under the Delaware Act and as otherwise provided by law, including those necessary to make all decisions regarding the business of the Company and to take, among others, the actions specified in ***Section 2.06***, and is hereby vested with absolute, exclusive and complete right, power and authority to operate, manage and control the affairs of the Company and carry out the business of the Company.

(b) The Managing Member shall have the authority to bind the Company to any obligation consistent with the provisions of this Agreement. The Managing Member may contract with any Person for the transaction of the business of the Company. The Managing Member may delegate the management, operation and control of the Company to any Person to the fullest extent permitted by law; provided that any such delegation shall not relieve the Managing Member of its obligations to the Members under this Agreement.

(c) The Managing Member may rely in good faith on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d) The Managing Member may consult with legal counsel (including Company Counsel), accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it with reasonable care, and shall not have any liability to the Company or any other Member for any act taken or omitted to be taken in good faith reliance upon the opinion or advice of such Persons.

Section 3.02 **Liability for Acts and Omissions.**

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission in connection with or in any way relating to the Company's business or affairs and matters related to Portfolio Investments (including, without limitation, any act or omission performed or omitted by such Covered Person in accordance with the provisions of this Agreement or in good faith reliance upon the opinion or advice of experts selected with reasonable care by the Managing Member). The provisions of this Agreement, to the extent that such provisions expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless each Covered Person from and against any damages, costs, losses, claims, liabilities, actions and expenses (including reasonable legal and other professional fees and disbursements and all expenses reasonably incurred investigating, preparing or defending against any claim whatsoever), judgment, fines, settlements, and investigations by any governmental, regulatory, or self-regulatory entity (collectively "**Indemnification Obligations**") incurred by such Covered Person arising out of or relating to this Agreement, or the Investment Management Agreement, (including, without limitation, any act or omission as a director, officer, manager or member of an Affiliate of the Company). The provisions set forth in this ***Section 3.02(b)*** shall survive the termination of this Agreement.

(c) No Covered Person shall be liable to the Company or any Member for, and the Company shall also indemnify and hold harmless each Covered Person from and against any and all Indemnification Obligations suffered or sustained by such Covered Person by reason of, any acts or omissions of any broker or other agent of the Company.

(d) The satisfaction of any indemnification pursuant to this ***Section 3.02*** shall be from and limited to Company assets.

(e) Expenses reasonably incurred by a Covered Person in defense or settlement of any claim, or participation in any investigation, that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such Covered Person to repay such amount to the extent that it is ultimately determined that such Covered Person is not entitled to be indemnified hereunder. The termination of a proceeding or claim against a Covered Person by settlement or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any Covered Person's conduct constituted bad faith, gross negligence, willful misconduct, fraud, a breach of this Agreement or the Investment Management Agreement, or any other alleged misconduct.

(f) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person's heirs, successors and assigns.

(g) The Managing Member may, but shall not be required to, cause the Company to purchase and maintain insurance coverage reasonably satisfactory to the Managing Member that provides the Company with coverage with respect to losses, claims, damages, liabilities and expenses that would otherwise be Indemnification Obligations. The fees and expenses incurred in connection with obtaining and maintaining any such insurance policy or policies, including any commissions and premiums, shall be Operating Expenses.

(h) This Agreement and the Investment Management Agreement are not intended to, do not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and the Company are only as expressly set forth in this Agreement and the Investment Management Agreement. The provisions of the Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(i) Whenever in the Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desire, including its own interests, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith," the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 3.03 **Investment Management Agreement**. The Fund has entered into an agreement with the Managing Member (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and of this Agreement and a form of which is attached hereto as Exhibit B, the "**Investment Management Agreement**"), pursuant to which the Managing Member will provide investment management services to the Company and be paid the Management Fee described in Section 3.04.

Section 3.04 **Management Fee.**

(a) The Company shall pay to the Managing Member a one-time fee for management services (the "**Management Fee**") equal to 1.5% of each Member's (other than the Managing Member's) beginning Capital. The Managing Member, in its sole discretion, may elect not to charge a Management Fee to any Member or, without waiver of the Managing Member's right under this Section 3.04 to collect Management Fees from each Member's Capital Account.

Section 3.05 **Other Activities.** The Managing Member and its Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Company. None of the Company or Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

Section 3.06 **Bankruptcy or Dissolution of the Managing Member.**

(a) Upon the Bankruptcy or dissolution of the Managing Member, (i) the Managing Member or its legal representative shall give notice to the Members of such event and shall automatically, with or without delivery of such notice, become a special Member with no power, authority or responsibility to bind the Company or to make decisions concerning, or manage or control, the affairs of the Company, and the Company's Certificate of Formation shall be amended to reflect such fact, and (ii) such Person as may be selected and approved by consent of a Majority in Interest of the Members within 90 days of the date of the Bankruptcy or dissolution of the Managing Member shall be admitted to the Company as a successor to the Managing Member (effective as of the date of the Bankruptcy or dissolution of the Managing Member) and such successor shall continue the business of the Company without dissolution. If a successor to the Managing Member is not approved to be admitted to the Company (effective as of the date of the Bankruptcy or dissolution of the Managing Member) by consent of a Majority in Interest of the Members within such 90-day period, the Company shall dissolve in accordance with ***Article XI***.

(b) In the case of a conversion of the Managing Member to a special Member and continuance of the Company without dissolution, the successor to the Managing Member shall select an Expert reasonably acceptable to the special Member and such Expert shall determine the Fair Value of the Managing Member's Interest as of the date of the Bankruptcy or dissolution of the Managing Member, taking into account all Net Income, Net Loss, gains, deductions, distributions and other credits and charges to which the Managing Member was and would have been entitled under this Agreement if all Portfolio Investments of the Company were sold on the effective date of such Bankruptcy or dissolution for their Fair Value and the proceeds were distributed on such date in accordance with ***Section 8.01***. Thereafter, the Managing Member, in its capacity as a special Member, shall be entitled to a percentage of all future Net Income, Net Loss, gains, deductions, distributions and other credits and charges of the Company arising from the Portfolio Investments held as of the date of the Bankruptcy or dissolution of the Managing Member equal to the quotient of (x) the Fair Value of the Managing Member's Interest as of the date of the Bankruptcy or dissolution of the Managing Member divided by (y) the amounts that would have been available for distribution to all Members as of such date, in each case as determined by the Expert. The determinations of the Expert shall be final and conclusive. The fees and expenses of the Expert retained pursuant to this ***Section 3.06*** shall be borne by the Company. The successor Managing Member shall assume the former Managing Member's Remaining Capital Commitment and shall be paid by the Company any reimbursements of expenses due and owing to the former Managing Member by the Company determined as of the effective date of the former Managing Member's Bankruptcy or dissolution.

Section 3.07 **Officers.** The Managing Member may appoint individuals as officers of the Company (**"Officers"**) as it deems necessary or desirable to carry on the business of the Company and the Managing Member may delegate to such Officers such power and authority as the Managing Member deems advisable. Any Officer may be removed by the Managing Member with or without cause at any time.

Section 3.08 **No Personal Liability.** Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no owner, member, partner, officer, employee, or agent of the Managing Member will be obligated personally for any debt, obligation or liability of the Company or any Company Subsidiaries, whether arising in contract, tort, or otherwise.

ARTICLE IV
UNITS

Section 4.01 **Units Generally.** The Membership Interests of the Members shall be represented by issued and outstanding Units. The Managing Member shall maintain schedules of all Members, their respective mailing addresses and the amount of Units held by them (the **Members Schedules**"), and shall update the Members Schedules upon the issuance or Transfer of any Units to any new or existing Member. Copies of the Members Schedules as of the execution of this Agreement are attached hereto as **Schedule A** and **Schedule B**.

Section 4.02 **Certification of Units.**

(a) The Managing Member in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

(b) In the event that the Managing Member shall issue certificates representing Units, then in addition to any other ledged required by Applicable law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE V
MEMBERS

Section 5.01 **Admission of New Members.**

(a) New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Section 5.06(b), and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 5.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Subscription Agreement. Upon the amendment of the Members Schedules

by the Managing Member and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Managing Member shall also adjust the Capital Accounts of the Members as necessary in accordance with **Section 6.03**.

Section 5.02 **Representations and Warranties of Members.** By execution and delivery of this Agreement or a Subscription Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to **Section 5.01**, represents and warrants to the Company and acknowledges that:

(a) The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Other than the Members set forth on Schedule B, such Member is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c) Such Member's Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Affiliates and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and its Affiliates for such purpose;

(e) The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Affiliates that may have been made or given by any other Member or by any agent or employee of any other Member;

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h) The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member

or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(i) Such Member, or any person controlling, controlled by, or under common control with such Member, or any person having a beneficial interest in such Member, is not a Prohibited Investor;

(j) This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity); and

(k) Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any of its Affiliates or affect the right of the Company or its Affiliates to terminate the Member's employment at any time for any reason, other than as otherwise provided in such Member's employment agreement or other similar agreement with the Company or its Affiliates, if applicable.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member's representations and warranties made by it in any Subscription Agreement.

Section 5.03 **No Participation in Management of the Company.** No Member, other than the Managing Member, shall participate in the management or control of the business and affairs of the Company or have any authority or right to act on behalf of the Company in connection with any matter or the transaction of any business. No Member shall have any rights and powers with respect to the Company, except as provided in the Delaware Act or by this Agreement. The exercise of any of the rights and powers of the Member pursuant to the Delaware Act or the terms of this Agreement shall not be deemed taking part in the day-to-day affairs of the Company or the exercise of control over the business and affairs of the Company.

Section 5.04 **No Interest in Company Property.** No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 5.05 **Limitation on Liability.** No Member shall have any obligation to contribute any amounts to the Company except to the extent of its Initial Capital Commitment and as otherwise provided in this Agreement and the Delaware Act, and the liability of each Member shall be limited to such amounts. No Member shall be obligated to repay to the Company, any Member or any creditor of the Company all or any portion of the amounts distributed to such Member.

Section 5.06 **Power of Attorney.**

(a) Each Member hereby irrevocably constitutes and appoints the Managing Member, with full power of substitution, as its true and lawful attorney-in-fact (which appointment shall be deemed to be coupled with an interest) and agent, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee's name, place and stead, all in accordance with the terms of this Agreement:

(i) all certificates and other instruments, and amendments thereto, which the Managing Member deems necessary or desirable to form, qualify or continue the Company as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct its affairs;

(ii) any agreement or instrument which the Managing Member deems necessary or desirable to effect (a) the complete or partial Transfer, addition, substitution, withdrawal or removal (voluntary or involuntary) of any Member or the Managing Member pursuant to this Agreement; (b) the dissolution and liquidation of the Company in accordance with the provisions of ***Article XI*** or (c) any amendment or modification to this Agreement adopted in accordance with ***Section 12.10***;

(iii) all conveyances and other instruments which the Managing Member deems necessary or desirable to reflect the dissolution and termination of the Company pursuant to ***Article XI***, including the requirements of the Delaware Act;

(iv) certificates of assumed name or fictitious name certificates and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Company conducts or plans to conduct its affairs;

(v) all certificates or other instruments necessary or desirable to accomplish the business, purposes and objectives of the Company or required by any applicable law; and

(vi) all other documents or instruments that may reasonably be considered necessary by the Managing Member to carry out the foregoing.

(b) Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent expressly authorized herein. Each Member hereby agrees not to revoke this power of attorney. This power of attorney shall terminate upon (i) with respect to such Member, a Transfer of the Member's entire Interest in accordance with the terms of this Agreement, and (ii) the removal, Bankruptcy, dissolution or withdrawal of the Managing Member, except that such power of attorney shall remain in effect with respect to any successor Managing Member. The power of attorney granted herein shall be irrevocable, shall survive and not be affected by the death, incapacity, dissolution, Bankruptcy or legal disability of the Member, shall extend to its successors and assigns and may be exercisable by the Managing Member by executing any instrument on behalf of the Member as its attorney-in-fact. To the fullest extent permitted by applicable law, this power of attorney may be exercised by such attorney-in-fact and agent for all Members (or any of them) by a single signature of the Managing Member acting as attorney-in-fact with or without listing all of the Members executing an instrument. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by the Managing Member as attorney-in-fact, is authorized, regular and binding, without further inquiry. If required, each Member shall execute and deliver to the Managing Member, within five Business Days after receipt of a request from the Managing Member, such further designations, powers of attorney or other instruments as the Managing Member shall determine to be necessary for the purposes hereof consistent with the provisions of this Agreement, including as required by any applicable state statute or other similar legal requirement.

ARTICLE VI
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 6.01 **Initial Capital Contributions.** Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own Membership Interests in the amounts set forth opposite such Member's name on Schedule A or Schedule B attached hereto. The Managing Member shall update Schedule A or Schedule B upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement. No Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 6.02 **Maintenance of Capital Accounts.** The Company shall establish and maintain for each Member a separate capital account (a "**Capital Account**") on its books and records. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member's Capital Account shall be increased by the amount of:

(i) such Member's Capital Contributions, including such Member's initial Capital Contribution and any Additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to **Article VII**; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member's Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to **Article VIII** and **Section 11.03(c)**;

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to **Article VII**; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 6.03 **Succession Upon Transfer.** In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to **Section 7.04**, shall receive allocations and distributions pursuant to **Article VII**, **Article VIII** and **Article XI** in respect of such Membership Interests.

Section 6.04 **Negative Capital Accounts.** In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 6.05 **No Withdrawals From Capital Accounts.** No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member, including the Managing Member, shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 6.06 **Modifications.** The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Managing Member may authorize such modifications.

ARTICLE VII
ALLOCATIONS

Section 7.01 **Allocation of Net Income and Net Loss.** For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in **Section 7.02**, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 7.02 **Regulatory and Special Allocations.** Notwithstanding the provisions of **Section 7.01**:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This **Section 7.02** is intended to comply with the "minimum gain chargeback" requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This **Section 7.02(b)** is intended to comply with the "minimum gain chargeback" requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This **Section 7.02(d)** is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the "**Regulatory Allocations**") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this **Article VII** (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 7.03 **Tax Allocations.**

(a) Subject to **Section 7.03(b)**, **Section 7.03(c)** and **Section 7.03(d)**, all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to **Section 7.01** and **Section 7.02**, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in **Section 7.01** and **Section 7.02**.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of **Book Value**, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this **Section 7.03** are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 7.04 **Allocations in Respect of Transferred Membership Interests.** In the event of a Transfer of Membership Interests during any Fiscal Year, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VIII
DISTRIBUTIONS

Section 8.01 **General.**

(a) Subject to Section 8.01(b), 8.02 and Section 8.03, the Managing Member shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or making of provision for the payment when due of the Company's obligations, included, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate the Delaware Act or other Applicable Law.

Section 8.02 **Priority of Distributions**. After making all Distributions required for a given Fiscal Year under Section 8.04 and subject to the priority of Distributions pursuant to Section 11.03(c), if applicable, all Distributions determined to be made by the Managing Member pursuant to Section 8.01 shall be made in the following manner:

(a) first, to each Member, including the Anchor Investor and General Partner, in the amount equal to that's members initial capital contribution;

(b) second, to Anchor Investor in the amount of fifteen percent (15%) of Anchor Investment;

(c) third, as follows:

(i) to Anchor Investor in the amount of seventy percent (70%) of any remaining amounts, pro rata in proportion to the Anchor Investment, less the amount distributed to the Anchor Investor pursuant to Section 8.02(a);

(ii) seventy percent (70%) of any remaining amounts to the Members, other than the Managing Member and the Anchor Investor, pro rata in proportion to their holding of Units;

(d) fourth, any remaining amounts to the Managing Member as an Incentive Allocation (the **"Incentive Allocation"**).

Section 8.03 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member:

(i) an affidavit in form satisfactory to the Managing Member that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii) any certificate that the Managing Member may reasonably request with respect to any such laws; and/or

(iii) any other form or instrument reasonably requested by the Managing Member relating to any Member's status under such law.

If a Member fails or is unable to deliver to the Managing Member the affidavit described in **Section 8.03(a)(i)**, the Managing Member may withhold amounts from such Member in accordance with **Section 8.03(b)**.

(b) Withholding Advances. The Company is hereby authorized at all times to make payments ("**Withholding Advances**") with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member or Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a "**Taxing Authority**") with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this **Section 8.03(b)** shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the *Wall Street Journal* on the date of payment plus two percent (2.0%) per annum (the "**Company Interest Rate**"):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Managing Member, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member's Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this **Section 8.03(d)** and the obligations of a Member pursuant to **Section 8.03(c)** shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this **Section 8.03**, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding. Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 8.04 **Distributions in Kind.**

(a) The Managing Member is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to **Section 8.02**.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Managing Member determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managing Member may require that the Members execute and deliver such documents as the Managing Member may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE IX
TRANSFER

Section 9.01 **General Restrictions on Transfer.**

(a) Each Member acknowledges and agrees that, until the consummation of a Qualified Public Offering, such Member shall not Transfer any Units or Unit Equivalents except as permitted by the consent of the Managing Member, which consent it may grant or withhold in its sole discretion, and all of the following conditions are satisfied:

(i) such Transfer is permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Managing Member,

only upon delivery to the Managing Member of an opinion of counsel in form and substance satisfactory to the Managing Member to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) such Transfer would not cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3);

(iii) such Transfer would not affect the Company's existence or qualification as a limited liability company under the Delaware Act;

(iv) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes;

(v) such Transfer would not cause a termination of the Company for federal income tax purposes;

(vi) such Transfer would not cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii) such Transfer would not cause the assets of the Company or any of the Company Subsidiaries to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company or any Company Subsidiary.

(b) Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement.

Section 9.02 **Required Withdrawals.**

(a) If the Managing Member determines, in good faith after consultation with counsel, that the continued participation of a Member in the Company would be reasonably likely to result in a violation of any law or regulation applicable to the Company (including, without limitation, the anti-money laundering or anti-terrorism laws or regulations, including Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the "**AML Laws**")) or subject the Company to any unintended law or regulatory scheme (including, without limitation, ERISA) (a "**Legal Violation**"), then the Managing Member shall notify such Member of such Legal Violation and such Member shall be required to withdraw from the Company immediately following such notification (the "**Withdrawal Date**"); *provided*, that, if the Managing Member in its sole discretion determines that the Legal Violation (other than a Legal Violation involving the AML Laws) is capable of being reasonably mitigated, prevented or cured, then the Managing Member and such Member may take actions as the Managing Member deems necessary and appropriate to mitigate, prevent or cure such Legal Violation.

(b) A withdrawing Member under Section 9.02(a) shall be entitled to receive a distribution equal to any amounts it would have been entitled to if the Company, in accordance with the provisions hereof, dissolved, liquidated and distributed all the proceeds thereof as of the date of withdrawal of such Member.

ARTICLE X
ACCOUNTING; TAX MATTERS

Section 10.01 **Financial Statements.** The Company shall furnish to each Member the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Managing Member, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Final Financial Statement. Prior to any distribution pursuant to Section 8.01, audited consolidated balance sheets of the Company as at the end of the month immediately proceeding such distribution and audited consolidated statements of income, cash flows and Members' equity as at the end of the month immediately proceeding such distribution, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Managing Member, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

Section 10.02 **Tax Matters Member; Partnership Representative.**

(a) **Appointment.** The Members hereby appoint the Managing Member as the "tax matters partner" (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 ("**BBA**")) (the "**Tax Matters Member**") and the "partnership representative" (the "**Partnership Representative**") as provided in Code Section 6223(a) (as amended by the BBA). The Tax Matters Member or Partnership Representative may resign at any time if there is another Managing Member to act as the Tax Matters Member or Partnership Representative.

(b) **Tax Examinations and Audits.** The Tax Matters Member and Partnership Representative are each authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member or Partnership Representative, which authorization may be withheld by the Tax Matters Member or Partnership Representative in its sole and absolute discretion. The Tax Matters Member or Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c) BBA Elections. The Company will not elect into the partnership audit procedures enacted under Section 1101 of the BBA (the "**BBA Procedures**") for any tax year beginning before January 1, 2018, and, to the extent permitted by applicable law and regulations, the Company will annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in **Section 8.02(d)**.

(e) Income Tax Elections. Except as otherwise provided herein, each of the Tax Matters Member and Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Tax Matters Member or Partnership Representative will make an election under Code Section 754, if requested in writing by another Member.

Section 10.03 **Tax Returns.** At the expense of the Company, the Managing Member shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required

tax returns in each jurisdiction in which the Company own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Managing Member will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year.

Section 10.04 **Company Funds.** All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managing Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Managing Member may designate.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

Section 11.01 **Events of Dissolution.** The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The determination of the Managing Member to dissolve the Company;

(b) The Bankruptcy of the Managing Member, unless within 45 days after the occurrence of such Bankruptcy, the other Members agrees in writing to continue the business of the Company and the appointment of a new Managing Member;

(c) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(d) The entry of a decree of judicial dissolution under the Delaware Act.

Section 11.02 **Effectiveness of Dissolution.** Dissolution of the Company shall be effective on the day on which the event described in **Section 11.01** occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in **Section 11.03**and the Certificate of Formation shall have been cancelled as provided in **Section 11.04**.

Section 11.03 **Liquidation.** If the Company is dissolved pursuant to **Section 11.01**, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. The Managing Member shall act as liquidator to wind up the Company (the "**Liquidator**"), unless the Company is being dissolved pursuant to **Section 11.01(b)** based on the Bankruptcy of the Managing Member, in which case the Liquidator shall be appointed by a majority vote of the Non-Managing Members. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. If in the Liquidator's sole discretion, the Liquidator deems it either appropriate or necessary, the Liquidator may cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) *First*, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) *Second*, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) *Third*, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Discretion of Liquidator. Notwithstanding the provisions of **Section 11.03(c)** that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in **Section 11.03(c)**, if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of **Section 11.03(c)**, undivided interests in such Company assets that the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 11.04 **Cancellation of Certificate.** Upon completion of the distribution of the assets of the Company as provided in **Section 11.03(c)** hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 11.05 **Survival of Rights, Duties and Obligations.** Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member's right to indemnification pursuant to this Agreement.

Section 11.06 **Recourse for Claims.** Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII
MISCELLANEOUS

Section 12.01 **Expenses.** Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 **Further Assurances.** In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03 **Confidentiality.**

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, "**Confidential Information**"). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in **Section 12.03(a)** shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the

extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this **Section 12.03** as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this **Section 12.03** as if a Member; *provided*, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of **Section 12.03(a)** shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, *provided*, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this **Section 12.03** shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member's Transfer of its Membership Interests.

Section 12.04 **Notices.** All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 12.05 **Headings.** The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.06 **Severability.** If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 **Entire Agreement.** This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and

supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.08 **Successors and Assigns.** Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 12.09 **No Third-party Beneficiaries.** Except as provided in Section 3.02, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 **Amendment.** No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Managing Member and Members holding a majority of the Units. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A or Schedule B following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Managing Member without the consent of or execution by the Members.

Section 12.11 **Waiver.** No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.12 **Governing Law.** All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.13 **Arbitration.** The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be resolved through binding arbitration in New Jersey. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association ("**AAA**"), with the following exception if in conflict: (i) one arbitrator shall be chosen by AAA (the "**Arbitrator**"); (ii) each party to the arbitration will pay its pro rata hare of the expenses and fees of the arbitrator; and (iii) arbitration may proceed in the absence of any party if written notice (pursuant to the Arbitrator's rules and regulations) of the proceeding has been given to such party. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the Arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of

judgment and of the issuance of execution for its collection. The Arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Agreement. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity, provided however, that nothing in this subsection shall be construed as precluding bringing an action for injunctive or other equitable relief as set forth in **Section 12.14**.

Section 12.14 **Equitable Remedies.** Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.15 **Attorneys' Fees.** In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 12.16 **Remedies Cumulative.** The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 12.17 **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

Huckleberry Real Estate Fund II LLC

By:____________________

Name: Sean Sun

Title: Managing Member – Huckleberry Capital Management LLC

The Members:

Huckleberry Capital Management LLC

By:____________________

Name: Sean Sun

Title: Managing Member

[MEMBER NAME]

By:____________________

Name: Steven L. Kiel

Title: Chief Executive Officer
Sitestar Corporation, sole member of
Willow Oak Asset Management, LLC

SCHEDULE A

MEMBERS SCHEDULE (Accredited Investors)

Member Name and Address	**Membership Interest**
[MEMBER NAME AND ADDRESS]	[PERCENTAGE]
[MEMBER NAME AND ADDRESS]	[PERCENTAGE]
Total:	

SCHEDULE B

MEMBERS SCHEDULE (Sophisticated Investors)

Member Name and Address	**Membership Interest**
[MEMBER NAME AND ADDRESS]	[PERCENTAGE]
[MEMBER NAME AND ADDRESS]	[PERCENTAGE]
Total:	

EXHIBIT A

SUBSCRIPTION AGREEMENT

Reference is hereby made to the Limited Liability Company Agreement, dated January 24, 2017, as amended from time to time (the "**LLC Agreement**"), between Huckleberry Capital Management and Huckleberry Real Estate Fund II LLC, a Delaware limited liability company (the "**Company**"). Pursuant to and in accordance with Section 5.01(b) of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Subscription Agreement, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

The undersigned represents that all evidence of identity provided is genuine and all related information furnished is accurate.

The undersigned agrees to provide any information deemed necessary by the Managing Member in its sole discretion to comply with the Managing Member or the Company's AML and other regulatory responsibilities from time to time.

Undersigned is subscribing for Company units for its own account, risk, and beneficial interest. Undersigned is not acting as an agent, representative, intermediary/nominee, or in any similar capacity for any other person. No other person will have a beneficial or economic interest in the Company Units be purchased by the undersigned.

The undersigned has no intention or obligation to sell, distribute, assign, or transfer all or a portion of the Company units to any other person.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 26, 2017

[NEW MEMBER]

By ______________________

Name: Steven L. Kiel

Title: Chief Executive Officer
Sitestar Corporation, sole member of
Willow Oak Asset Management, LLC

EXHIBIT B

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (this "**Agreement**"), is made and entered as of January 24, 2017, by and among Huckleberry Capital Management LLC, a New Jersey limited liability company (the "**Manager**") and Huckleberry Real Estate Fund II LLC, a Delaware limited liability company (the "**Company**").

WHEREAS, the Company desires to retain the Manager to manage the assets of the Company upon the terms and conditions hereinafter set forth, and the Manager is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Appointment. The Company hereby engages the Manager, and the Manager hereby agrees, upon the terms and subject to the conditions set forth herein, to provide, or cause any of its Affiliates to provide, certain services to the Company, as described in **Section 3** hereof. For purposes of this Agreement, an "**Affiliate**" of any specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2. Term. The term of this Agreement (the "**Term**") shall be for an initial term expiring two years after the date hereof; *provided, however*, that this Agreement and the Company's engagement of the Manager hereunder may be terminated at any time following the date hereof upon mutual agreement of the Company and the Manager. The Term shall be renewed automatically for additional two-year terms thereafter unless the Manager or the Company shall give notice in writing within ninety (90) days before the expiration of the initial term or any two-year renewal thereof of its desire to terminate this Agreement. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of **Section 5(b)** shall survive the termination of this Agreement and (b) no termination of this Agreement, whether pursuant to this **Section 2** or otherwise, will affect the Company's duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

3. Duties of the Manager. The Manager or any of its Affiliates shall have discretionary authority to manage the assets of the Company in accordance with the terms of the Huckleberry Real Estate Fund II LLC Limited Liability Company Agreement, dated as of January 24, 2017 (the "**LLC Agreement**", by and among the Company, Manager and Company Members. The Manager has all of the authority, rights and duties detailed in Section 2.06 and Article III of the LLC Agreement.

4. Compensation and Reimbursement for Services.

(a) **Management Fee**. As consideration payable to the Manager or any of its Affiliates for providing management services to the Company, the Company shall pay a Management Fee to the Manager in accordance with Section 3.04 of the LLC Agreement.

(b) **Incentive Allocation.** As additional consideration payable to the Manager or any of its Affiliates for providing management services to the Company, the Company shall, upon the satisfaction of all conditions precedent in the LLC Agreement, make the Incentive Allocation in accordance with Section 8.02(c)(ii).

(c) Operating Expenses. The Company will reimburse the Manager or any of its Affiliates for its payment of Operating Expenses as defined in the LLC Agreement.

(d) Organizational Expenses. The Company will reimburse the Manager or any Affiliates for its payment of Organizational Expenses as defined in the LLC Agreement.

5. Disclaimer; Limitation of Liability.

(a) **Disclaimer**. The Manager makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.

(b) **Limitation of Liability**. To the fullest extent permitted by applicable law, the Manager any Affiliates, owners, members, officers, directors, managers, employees, shareholders, partners, agents and consultants of the Manager (collectively, "Covered Person") shall not be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission in connection with or in any way relating to the Company's business or affairs and matters related to Portfolio Investments (including, without limitation, any act or omission performed or omitted by such Covered Person in accordance with the provisions of this Agreement or in good faith reliance upon the opinion or advice of experts selected with reasonable care by the Manager). The provisions of the LLC Agreement, to the extent that such provisions expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity are agreed by the Company to replace such other duties and liabilities of such Covered Person.

6. Indemnification.

(a) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless each Covered Person from and against any damages, costs, losses, claims, liabilities, actions and expenses (including reasonable legal and other professional fees and disbursements and all expenses reasonably incurred investigating, preparing or defending against any claim whatsoever, judgment, fines, settlements, investigations by any governmental, regulatory, or self-regulatory entity (collectively "**Indemnification Obligations**") incurred by such Covered Person arising out of or relating to this Agreement, the LLC Agreement, (including, without limitation, any act or omission as a director, officer,

manager or member of an Affiliate of the Company. The provisions set forth in the Section 6 shall survive the termination of this Agreement.

(b) No Covered Person shall be liable to the Company or any Member for, and the Company shall also indemnify and hold harmless each Covered Person from and against any and all Indemnification Obligations suffered or sustained by such Covered Person by reason of, any acts or omissions of any broker or other agent of the Company.

(c) Expenses reasonably incurred by a Covered Person in defense or settlement of any claim, or participation in any investigation, that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such Covered Person to repay such amount to the extent that it is ultimately determined that such Covered Person is not entitled to be indemnified hereunder. The termination of a proceeding or claim against a Covered Person by settlement or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any Covered Person's conduct constituted bad faith, gross negligence, willful misconduct, fraud, a breach of this Agreement or the Investment Management Agreement, or any other alleged misconduct.

(d) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person's heirs, successors and assigns.

7. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Manager shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of the Manager Member or any of its Related Parties, including without limitation in any of their respective capacities as members of the Company.

8. Permissible Activities. Nothing herein shall in any way preclude the Manager or its Affiliates or their respective Related Parties from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company and any of its Affiliates.

9. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Manager may assign its rights and obligations hereunder to any Affiliate. Any attempted transfer or assignment in violation of this **Section 10** shall be void.

11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

16. Arbitration. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this

Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be resolved through binding arbitration in New Jersey. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association ("AAA"), with the following exception if in conflict: (i) one arbitrator shall be chosen by AAA (the "Arbitrator"); (ii) each party to the arbitration will pay its pro rata hare of the expenses and fees of the arbitrator; and (iii) arbitration may proceed in the absence of any party if written notice (pursuant to the Arbitrator's rules and regulations) of the proceeding has been given to such party. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the Arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. The Arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Agreement. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity, provided however, that nothing in this subsection shall be construed as precluding bringing an action for injunctive or other equitable relief as set forth in Section 17.

17. Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

Huckleberry Real Estate Fund II LLC

By_________________________

Name: Sean Sun

Title: Managing Member –
Huckleberry Capital Management
LLC

Huckleberry Capital Management
LLC

By_________________________

Name: Sean Sun

Title: Managing Member